EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June 12, 2010 by and among Presidential Life Insurance Company ("Employer"), 69 Lydecker Street, Nyack, New York 10960, Presidential Life Corp. ("PLC"), 69 Lydecker Street, Nyack, New York 10960, and Paul B. Pheffer (“Officer"), 4105 Southern Pine Court, Columbia, Missouri 65203.

WITNESSETH:

WHEREAS, Employer and PLC desire to retain the benefit of the services of Officer; and

WHEREAS, Officer desires to be employed by Employer and PLC; and

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and PLC in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.

Term.  (a) Employer and PLC agree to employ Officer and Officer agrees to serve Employer and PLC in accordance with the terms hereof, for a term beginning on June 12, 2010 and ending on December 31, 2012, unless extended to December 31, 2013 or earlier terminated in accordance with the provisions of this Agreement (the “Employment Term").

(b)

If Officer is still employed by Employer on December 31, 2012, this Agreement shall automatically renew for an additional term of one year from January 1, 2013 to December 31, 2013, unless written notice of non-renewal is provided by either Employer or Officer on or prior to October 1, 2012. Unless extended thereafter by written mutual agreement, the Employment Term shall end on December 31, 2013.

2.

Effective Date of Agreement. This Agreement will be presented to the Boards of Directors of Employer and PLC and will not be effective until it shall first have been approved by said Boards (both Boards of Directors being hereinafter referred to singly as the “Board” and jointly as the “Boards”; it being understood that with respect to a compensation or benefit plan or policy maintained by PLC, “Board” shall refer to the PLC Board, and with respect to a compensation or benefit plan or policy maintained by Employer, “Board” shall refer to the Employer Board).

3.

Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Officer shall serve as Senior Vice President, Chief Financial Officer, and Treasurer of Employer and PLC.  Employer agrees that Officer shall have the authority and duties customary for the position of Senior Vice President, Chief Financial Officer, and Treasurer and generally consistent with the authority and duties of persons holding his positions in similarly situated entities.   Officer shall have such executive power and authority

as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. The Employer shall pay all compensation paid to the Officer.

4.

Scope of This Agreement and Outside Affiliations.  During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and PLC, and matters related thereto. Officer shall report and be subject only to the President and Chief Executive Officer of Employer and PLC.  Officer shall be indemnified and covered by directors' and officers' liability insurance of PLC with regard to his service as an officer of Employer and PLC.  Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval of either the Board of PLC or Employer, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder and are consistent with PLC’s Code of Conduct and Code of Ethics.  Officer may serve as a director (or on the advisory committee) of corporations or other business enterprises with the prior written approval of the President of PLC, which shall not be unreasonably withheld, provided such activities or services do not materially interfere or conflict with the performance of the Officer's duties hereunder.

5.

Compensation and Benefits.  (a) Base Salary. During the Employment Term, Employer shall pay to Officer a base salary at the annual rate of $350,000 (the "Base Salary"), payable in accordance with Employer’s regular payroll practices.  The Board may provide annual increases (but not decreases) in the Officer’s Base Salary in line with those received by management of Employer and reflective of the Officer’s performance, as such performance is determined by the Board.

(b)

Incentive Compensation. Officer will participate in any Employer’s and/or PLC’s incentive plan(s), if such a plan(s) is in effect and implemented, or any other incentive or bonus provisions approved by the Board for the Officer.  The parties acknowledge that except as set forth in Section 5(c) there is not currently in existence such an incentive plan. The Board will determine performance goals and criteria in good faith for evaluating the Officer’s annual performance, as well as assess the Officer’s achievement of such performance goals and criteria, for any such annual incentive or bonus opportunity.  However, notwithstanding the foregoing, Officer shall be eligible for a minimum bonus each year equal to thirty five percent (35%) of his Base Salary, pro-rated for any partial year, with the period June 12, 2010 through December 31, 2010 counting as half a year so Officer is eligible for a bonus of $61,250 ($350,000 x 35% = $122,500/12 x 6).  Officer’s bonus may be greater if certain targets are established and exceeded.

(c)

Equity Compensation. Officer will participate in any grants of stock options, restricted stock, or other equity-based grants under the PLC’s 2006 Stock Incentive Plan, if the Board makes such grants during the Employment Term, applying performance criteria it determines appropriate for determining the number of shares for any equity related grant.

(d)

Additional Benefits. (i) Officer shall also be entitled to participate, at a level commensurate with other executives of Employer, in the Employer’s and/or PLC’s retirement income plan(s) and other plans and benefits, including medical, vision, executive physicals, prescription, dental, employee and group life, accidental death and travel accident insurance.  However, such benefits shall not be duplicative of the incentive compensation arrangements that may be paid to Officer under Sections 5(b) and 5(c) of this Agreement during the Employment Term as well as any benefits or rights specifically provided for Officer (collectively, "Additional Benefits").  With respect to the Employer's 401K plan, Officer shall be entitled to a contribution from the Company for the second half of 2010 (to the extent allowable under the plan), subject, however, to the normal vesting requirements of such plan.

(ii)

Officer shall be entitled to paid vacation in accordance with Employer's vacation policy, but in no event less than four (4) weeks per annum.  Vacation time may be accrued in accordance with the policy of Employer, but at least three weeks of the vacation time shall be used annually.  Attendance at meetings of approved professional and community organizations will not be considered vacation or other paid time off.

(iii)

This Agreement shall not affect the provisions of any other compensation, retirement income or other benefit program or plan provided to Officer by either Employer or PLC, except as explicitly provided herein.

(e)

Other Benefits. Officer will be provided with other employee benefits as determined by the Boards of Employer and/or PLC from time to time.

(f)

Relocation Expense.

Officer shall be reimbursed for up to $75,000 in moving expenses to re-locate from Missouri upon submission of receipts for such expenses.

6.

Termination. The compensation and benefits provided for herein and the employment of Officer shall be terminated only as provided for below in this Section 6.  For purposes of this Agreement, a termination shall be deemed to occur only upon the termination of Officer’s employment.

(a)

Disability. In the event that Officer shall fail, because of physical or mental infirmity or similar incapacity, to render for one hundred eighty consecutive days, or for shorter periods aggregating one hundred eighty or more days in any twelve month period, the material services contemplated by this Agreement ("Disability"), Officer's employment hereunder may be terminated, by written Notice of Termination (as defined in Section 6(h)) from Employer to Officer.  Upon Officer's termination from employment:

(i)

Employer shall pay Officer his Base Salary for two years, less amounts, if any, paid from short-term and long-term disability coverage (self-insured or otherwise) provided by Employer or PLC,

(ii)

Employer shall pay Officer any pro-rated awards under any annual incentive plan or provision, if in effect and implemented, in accordance with the provisions of such plan or provision as approved by the Board,

(iii)

Any of Officer's outstanding unvested options, restricted stock grants, and any other equity grants shall become immediately vested, and any vested options shall remain exercisable in accordance with the terms of the grant,

(iv)

To the full extent permitted by law, so long as either Employer or PLC (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date (as defined in Section 6(h)) with directors' and officers' liability insurance coverage (“D&O Coverage”).  The D&O Coverage (the "Coverage Protection") will continue to insure Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or PLC to the extent it had done so in the past.  The Coverage Protection shall be under the same terms and conditions as that enjoyed by the then current directors and officers of PLC.  In addition, Officer's rights of indemnification under any other agreement or under the by-laws or certificate of incorporation of both PLC and Employer (the “Rights of Indemnification”) prior to such termination shall continue pursuant  to the terms of such agreements, by-law or certificate of incorporation as the case may be, and

(v)

Officer shall be entitled to his accrued rights, including but not limited to earned but unpaid Base Salary, accrued but unused vacations, and any earned but unpaid Additional Benefits pursuant to the applicable plan or program in accordance with the terms of such plan or program.

(b)

Death. In the event of Officer's death during the term of this Agreement, the Officer's employment shall be deemed terminated as of the date of Officer's death.  Officer's estate shall be entitled to the following:

(i)

Officer’s Base Salary until the date of death

(ii)

Pro-rated awards under any annual incentive plan or provision, if in effect and implemented, in accordance with the provisions of such plan or provision as approved by the Board,

(iii)

Any of Officer's outstanding unvested options, restricted stock grants, and any other equity grants shall become immediately vested, and any vested options shall remain exercisable in accordance with the terms of the grant,

(iv)

Officer’s Coverage Protection and Rights of Indemnification shall continue pursuant to their terms, and

(v)

Officer accrued rights, including but not limited to earned but unpaid Base Salary, accrued but unused vacation pay, and any earned but unpaid Additional Benefits pursuant to the applicable plan or program in accordance with the terms of such plan or program.

(c)

Cause. Employer and/or PLC may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination from employment by reason of (i) Officer's conviction by a court of competent jurisdiction of a felony (or entry of a plea of guilty or nolo contendere) involving acts of theft, fraud, embezzlement, dishonesty or moral turpitude, (ii) entry of a final order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from serving as an officer of Employer or permanently prohibiting him from participating in a material portion of the affairs of Employer, (iii) embezzlement or diversion of Employer’s or PLC’s funds or other similar actions unequivocally demonstrating untrustworthiness, or (iv) material neglect of duties or material misconduct which, if curable, is not cured by Officer within fourteen (14) days after written notice thereof is given to Officer by Employer, unless such neglect resulted from Officer’s incapacity due to physical or mental illness.

Upon termination for Cause, Officer shall receive his Base Salary through the Termination Date, accrued vacation pay and other Additional Benefits pursuant to the applicable plan or program in accordance with the terms of such plan or program.  Officer's Coverage Protection and Rights of Indemnification shall continue subject, however, to their terms.  Officer shall not be entitled to any severance or bonus and all options shall expire and unvested restricted stock be forfeited on the Termination Date. Anything herein to the contrary notwithstanding, termination for Cause shall not include termination by reason of Officer's job performance or a job performance rating given to Officer for his job performance or the financial performance of either Employer or PLC.

(d)

Other Than For Disability, Cause, or in Connection With a Change in Control. If during the term of this Agreement, Employer shall cause Officer to be terminated from employment other than for Disability, Cause or in connection with a Change in Control as provided in Section 6(g), then:

(i)

Subject to the provisions of Section 6(j), Employer shall pay Officer a lump sum amount equal to his Base Salary for that number of months equal to the number of months remaining in the Employment Term (as determined immediately prior to the Termination Date), but for not more than eighteen (18) months or less than twelve (12) months.

(ii)

Officer shall be paid his annual incentive award, if in effect and implemented, based on the prorated results of the annual incentive amount as determined by the Board for the year of termination if at least three calendar months have elapsed within that year prior to termination. This payment shall apply only to the year of termination and any payment made to Officer shall be made in the year after the year of termination, subject to compliance with the provisions of Section 6(j).

(iii)

Officer shall receive all other Additional Benefits for a two-year period from the Termination Date pursuant to the applicable plan or program in effect and implemented in accordance with the terms of such plan or program.  Notwithstanding the preceding sentence, the right to coverage under any plan or program referred to in such sentence, in connection with a separation from service described in the first sentence of this Section 6(d) or in any other provision of this Agreement referring to payments and benefits described in this clause (iii) of Section 6(d), or in connection with a termination of employment described in either Sections  6(e) or 6(g), shall be limited to such period of time, if any, as would be permitted to be provided under Treasury Reg. §1.409A-1(b)(9)(v) without constituting a “deferral of compensation”

within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  In particular (but without limitation), (x) any medical insurance or benefit shall be continued only for such period of time during which Officer would be entitled to continuation coverage under COBRA, and (y) any reimbursement, not otherwise excludible from gross income, of expenses that Officer could otherwise deduct under Section 162 or Section 167 as business expenses, shall not include reimbursement for expenses incurred in periods after the last day of the second calendar year following the calendar year during which the separation from service occurred, and any such reimbursement shall be paid by the end of the third calendar year following the calendar year in which the separation from service occurred.

(iv)

Officer's Coverage Protection and Rights of Indemnification shall continue subject, however, to their terms.

(v)

Any of Officer's outstanding unvested options, restricted stock grants, and any other equity grants shall become immediately vested, and any vested options shall remain exercisable in accordance with the terms of the grant.

(vi)

Officer shall be entitled to his accrued rights, including but not limited to earned but unpaid Base Salary, accrued but unused vacations, and any earned but unpaid Additional Benefits pursuant to the applicable plan or program in accordance with the terms of such plan or program.

(e)

Good Reason. Officer may terminate Officer's employment at any time for "Good Reason." "Good Reason" means that any one or more of the following have occurred without Officer's written consent (other than as a result of Officer's Disability or termination of Officer's employment for Cause) which is not cured by Employer within fourteen (14) days after written notice thereof is given to Employer by Officer:

(i)

Any material diminution in Officer's duties and/or authorities,

(ii)

Any material diminution in Officer’s Base Salary,

(iii)

A material relocation of Officer’s office from its current location, or

(iv)

Any other action or inaction that constitutes a material breach of this Agreement by Employer or PLC.

If during the term of this Agreement, Officer is separated from employment on account of Officer's resignation for Good Reason (other than in connection with a Change in Control as provided in Section 6(g)), Officer shall receive the payments and benefits described in Section 6(d).

(f)

Voluntary Resignation. If during the term of this Agreement, Officer shall resign other than for Good Reason, then upon such termination from employment Officer shall be entitled to receive the payments and benefits described in Section 6(c).

(g)

Change in Control. Notwithstanding anything to the contrary, during the term of this Agreement, if within twenty four months after a Change in Control, as defined in Exhibit A annexed hereto, Officer is terminated from employment by either (x) Employer other than for Death, Cause or Disability or (y) Officer for Good Reason, then:

(i)

Subject to the provisions of Section 6(j), Employer shall pay Officer a lump sum amount equal to two times his Base Salary.

(ii)

Employer shall provide Officer medical insurance for the shorter of the following periods:  (x) for three years following termination, or (y) the period that Officer would be entitled to coverage under COBRA.

(iii)

Officer shall receive all other Additional Benefits pursuant to the applicable plan or program in effect and implemented in accordance with the terms of such plan or program.

(iv)

Officer shall be entitled to the Coverage Protection and Rights of Indemnification.

(v)

Any of Officer's outstanding unvested options, restricted stock grants, and any other equity grants shall become immediately vested, and any vested options shall remain exercisable in accordance with the terms of the grant.

(vi)

Officer shall be entitled to his accrued rights, including but not limited to earned but unpaid Base Salary, accrued but unused vacations, and any earned but unpaid Additional Benefits pursuant to the applicable plan or program in accordance with the terms of such plan or program.

(vii)

If there is an action relating, directly or indirectly, to Officer's rights under Section 6(g) of this Agreement, Officer shall be entitled to recover from Employer his expenses in such action including reasonable attorney's fees.

(viii)

Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to Officer or for Officer's benefit (whether paid or payable or distributed or distributable) pursuant to any of the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being "contingent on a change in the ownership or control" of Employer, within the meaning of Section 280G of the Internal Revenue Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Payments shall be reduced such that the aggregate present value of the payments in the nature of compensation to or for the benefit of Officer which are contingent on such change (as determined in the manner set forth in Treasury Regulations under Section 280G)

equals 299% of the "base amount" as defined in Section 280G(b)(3).  In making the reduction described in the preceding sentence, the first Payments to be reduced shall be the payments made as a continuation of Base Salary.  If the Payment is a lump sum, the amount shall be reduced.  If the Payments are to be made over time, then by shortening the period after termination of employment during which such Payments would otherwise be made.

(h)

Notice of Termination. Any purported termination of employment by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon.  The written Notice of Termination shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.  The "Termination Date" shall mean the date of termination or separation from employment, as the case may be, which shall be specified in the Notice of Termination.

(i)

Termination of Employment.  For all purposes under this Agreement, and notwithstanding any provision in Section 6(h) or elsewhere in this Agreement to the contrary, the phrases "termination of employment", "date of termination”, “separation from employment", "Termination Date", and any phrase of similar meaning, shall mean the date on which there is a "separation from service" of Officer from Employer and PLC within the meaning of Treasury Reg. §1.409A-1(h)(1).

(j)

Six-Month Delay for Payments to Specified Employee.  If Officer is a Specified Employee (as defined below) as of the date of his termination of employment under this Agreement, notwithstanding any other provision of this Agreement, any payment to Officer upon a termination of employment described in Sections 6(a), 6(c), 6(d), 6(e), 6(f), or 6(g) (including, without limitation, any payment under Section 8(c)) will be accumulated (the "Accumulated Amount") and Officer's right to receive payment or distribution of such Accumulated Amount will be delayed until the earlier of Officer's death or the first day of the seventh month following the Termination Date (the "Termination Payment Date"), whereupon the Accumulated Amount will be paid or distributed to Officer and the normal payment or distribution schedule for any remaining payments or distributions will resume.  During the period during which the payment of the Accumulated Amount is delayed pursuant to Code Section 409A, such amount will be set aside in a "rabbi trust" (within the meaning of Internal Revenue Service Revenue Procedure 92-64) established by Employer for purposes of holding the funds constituting the Accumulated Amount.  Such funds shall be invested in short-term United States Government obligations until the Termination Payment Date, and an amount equal to the interest earned on obligations held by the rabbi trust shall be paid to Officer on the Termination Payment Date or, if later, the date the Termination Payment is actually paid to Officer.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A and the Treasury Regulations thereunder, provided, however, that, as permitted in said regulations, Employer’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) shall be determined in accordance with rules, if any, adopted by the Board of Employer or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Employer, including this Agreement.

(k)

In all places in Section 6 or in Section 8 where Officer is to be paid his Base Salary, it shall be paid in accordance with Employer’s regular payroll practices, unless otherwise specified, subject to the provisions of Section 6(j).

7.

Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all reasonable and appropriate business expenditures to the extent that such expenditures are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.  Employer will make any payments required under this Section 7 within thirty days after delivery of Officer's written requests for payment, accompanied by such evidence of expenses incurred as the Employer may reasonably require, but in no event later than December 31 of the year following the year in which the expense was incurred. The amount reimbursable for any one year shall not affect the amount reimbursable in any other year.  Officer's right to reimbursement pursuant to this Section 6 shall not be subject to liquidation or exchange for another benefit.

8.

No Solicitation and Non-Compete.

(a)

No Solicitation.  Officer agrees that during employment and for a period of twelve (12) months following the Termination Date, Officer shall not: (i) solicit, or cause to be solicited, any customers of Employer, PLC or their affiliates if it is for the purposes of promoting or selling any products or services competitive with those of Employer or PLC, (ii) solicit business from, or perform services for, any company or other business entity which at any time during the two year period immediately preceding Officer's termination of employment was a customer of Employer, PLC or their affiliates, or (iii) solicit for employment, offer, or cause to be offered, employment, either on a full time, part time, or consulting basis, to any person who was employed by Employer, PLC or their affiliates on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer or PLC, or such person has ceased for six months to be employed by Employer, PLC or their affiliates and Officer was not involved, directly or indirectly, in the termination of such person's employment with Employer, PLC or their affiliates.  The foregoing clauses (i) through (iii) shall be violated only by the personal solicitation or personally directed and targeted solicitation by Officer and not by (A) general marketing or solicitation, (B) solicitation by other employees of entities employing Officer, if those solicited are not specifically identified by Officer, or (C) the providing of services by Officer's new employer to companies or other business entities not so solicited by Officer.

(b)

Non-Compete.  Officer agrees that while employed and for a period of twelve (12) months after his employment ends for whatever reason, Officer shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by Employer or PLC.  The area covered by this restrictive covenant is in any state in which Employer does business.

(c)

Continuation of Base Salary and Injunctive Relief.  Employer shall continue to pay Officer his Base Salary for twelve (12) months after the Termination Date (provided the termination is pursuant to either Sections 6(d), (e), (f) or (g)) so long as Officer complies with both the no solicitation and non-compete provisions of Sections 8(a) and (b) of this Agreement.  The payments provided for in this Section 8(c) are in addition to the payments upon termination of employment provided for in Section 6 of this Agreement.  Officer’s violation of any of the provisions of Sections 8(a) or (b) of this Agreement shall result in forfeiture of all payments scheduled to be made under this Section 8(c) after the date of the first violation. In addition, Employer shall be entitled to injunctive relief if Officer violates any of the provisions of Sections 8(a) or (b).

9.

Miscellaneous.

(a)

Successorship.

(i)  The Officer. This Agreement is personal to the Officer and shall not be assignable by the Officer, except that the Officer’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order of a court of competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Officer’s heirs, beneficiaries and/or legal representatives.

(ii) The Employer. This Agreement shall inure to the benefit of and shall be binding upon Employer and PLC and their successors and assigns.  The failure of any successor to or assignee of Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder in a writing promptly delivered to Officer shall be deemed a material breach of this Agreement by Employer.

(b)

Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: Chief Executive Officer, with a copy to the Chairman of the Board of Directors of PLC at his home address or to such other address as Employer may from time to time in writing designate.  Notices to Officer shall be sent to the address set forth above or such address as he may from time to time in writing designate (or an additional copy to his business address of record in the absence of such designation).  Copies of all notices to Employer shall be given to Aronauer, Re & Yudell, LLP, 444 Madison Avenue, 17th Floor, New York, New York 10022, Attention: Joseph Aronauer, Esq. Copies of all notices to Officer shall be given to [INSERT NAME AND ADDRESS OF OFFICER’S ATTORNEY].  All notices shall be deemed to have been given on the same day they are personally delivered or one (1) business day after they have been sent by overnight delivery service.  Notices and copies of all notices shall be delivered either personally or by overnight delivery service.  Any party to this Agreement may change the person to whom or the address where notice shall be sent.

(c)

Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.  Notwithstanding anything to the contrary, this Agreement does not supersede any existing or future indemnity agreement, outstanding equity grants or awards or existing rights under any plan or program except as specifically provided herein. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(d)

Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

(e)

New York Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of New York without reference to principles of conflict of laws.

(f)

Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstance.

(g)

No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  No payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment except as may be expressly otherwise provided by Section 6.  Employer's obligation to make any payment provided for in this Agreement shall not be subject to set-off, counterclaim or recoupment.

(h)

Withholding.  Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes (including, without limitation, social security taxes and other impositions of a similar nature) as shall be required to be withheld pursuant to any applicable law or regulation.

(i)

Interpretation.  This Agreement is intended to comply with the provisions of Section 409A and the Treasury Regulations thereunder and shall be interpreted in a manner consistent with such intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

PRESIDENTIAL LIFE INSURANCE COMPANY

By:    /s/ Donald L. Barnes

Donald L. Barnes

President and Chief Executive Officer

PRESIDENTIAL LIFE CORP.

By:    /s/ Donald L. Barnes                                                      /s/ Paul B. Pheffer

Donald L. Barnes

Paul B. Pheffer

President and Chief Executive Officer

EXHIBIT A

A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

A.

The date a majority of PLC’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of PLC’s board of directors before the date of the appointment or election; or

B.

The date a change in the ownership of either PLC or Employer occurs.  For purposes of this paragraph, a change in ownership occurs (except as provided in Treasury Regulation §1.409A-3(i)(5)(vi)(C)) on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3 (i)(5)(v)(B)) acquires ownership of the stock of either PLC or Employer that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value of the stock of PLC or Employer, as the case may be; or

C.

The date a change in the ownership of a substantial portion of Employer’s assets occurs.  For purposes of this paragraph, a change in the ownership of a substantial portion of assets occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Employer that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Employer (as the case may be) immediately before such acquisition or acquisitions.  For the purposes of this paragraph, gross fair market value has the meaning set forth in Treasury Regulation §1.409A-3(i)(5)(vii)(A). Notwithstanding the above provisions of this paragraph C, no change in ownership shall be deemed to have occurred by reason of a transfer of assets to a related entity as described in Treasury Regulation §1.409A-3(i)(5)(vii)(B).